                                                                                                                       N E W S R E L E A S E
_________________________________________________________________
February 1, 2005
FOR IMMEDIATE RELEASE

Contact: Alison Tavik
410-768-8857 (office)
410-608-5581 (cell)
                adtavik@bogb.net

Glen Burnie Bancorp Announces 4Q and Year End Earnings

GLEN BURNIE, MD (February 1, 2005) - Glen Burnie Bancorp (NASDAQ: GLBZ), parent company of The Bank of Glen Burnie, today reported fourth quarter and year end earnings for 2004.

The company realized net income of $840,000 (-1.06%) or $0.41 (-2.38%) per basic and diluted earnings per share for the quarter ended December 31, 2004 as compared to net income of $849,000 or $0.42 basic and diluted earnings per share for the same period in 2003. Net income for the year ended December 31, 2004 was $3,055,501 (-0.71%) or $1.50 (-1.32%) per basic and diluted earnings per share as compared to net income of $3,077,074 or $1.52 per basic and diluted earnings per share in 2003. All per share amounts reflect a stock dividend of one share for every five that was paid in January 2004.

For the quarter ended December 31, 2004, net interest income after provisions for credit losses was $3,014,000 (+2.00%) compared to $2,955,000 for the same three-month period in 2003. Net interest income after provisions for credit losses in 2004 was $11,676,466 (+4.00%) as compared to $11,223,294 in 2003. Stockholders’ equity as of December 31, 2004 increased 7.51% to $25,744,000 from $23,947,000 in 2003. The company’s assets at year end were $302,312,000 (+0.02%) as compared to $302,252,000 in 2003.

Performance Highlights:
•	2004 net interest margin was 4.61%.
•	Loans, less allowance for credit losses, grew 5.48% in 2004 to $182,291,292 from $172,819,049 in 2003.
•	Core deposits grew to $261,674,043 (+1.80%) in 2004 from $256,908,235 in 2003.
•	2004 total other income increased by 3.59% to $2,371,636 from $2,289,413 in 2003.
•	Quarterly and year-end delinquency rate below 0.99%.

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Glen Burnie Bancorp - page 2
2004 4Q and Year End Earnings

Dividends declared in 2004 included four quarterly regular dividends and one bonus dividend totaling 52 cents per common share outstanding. The company has issued 49 consecutive quarterly dividends.

On January 28, 2005, The Bank of Glen Burnie announced the opening of its eighth branch office in Linthicum’s newly-renovated Burwood Village Center. Located at 7063 Baltimore Annapolis Boulevard, the 2,500 sq. ft. full-service branch was remodeled to accommodate a new security system, enhanced communication lines, a new drive-up system, safe deposit boxes and a new ATM unit. The Bank of Glen Burnie’s Assistant Vice President Denise Sutton transferred from the South Crain branch to manage the new location. She has been with The Bank of Glen Burnie for nearly 10 years and has 30 years of banking experience.

The Bank of Glen Burnie has been awarded the 5-Star Superior Rating from BAUER FINANCIAL Reports, Inc., the nation’s leading independent bank research firm, for eight consecutive semi-annual periods. This distinction denotes the highest level of strength, safety and performance attainable. The 5-Star Superior Rating is based on factors such as capitalization, liquidity, loan delinquency rate and historical performance.

Glen Burnie Bancorp, parent company to The Bank of Glen Burnie, www.thebankofglenburnie.com, currently maintains consolidated assets totaling more than $300 million. The Bank of Glen Burnie is a locally-owned community bank with eight branch offices serving Maryland’s Northern Anne Arundel County as its oldest, independent commercial bank.

# # # #

Certain information contained in this news release, which does not relate to historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Balance Sheet
(dollars in thousands, except per share amounts)

	December 31, 2004	December 31, 2003
Assets

Cash and due from banks	$9,767	$11,120
Interest bearing deposits	66	57
Federal funds sold	1,541	1,718
Investment securities	94,906	103,181
Common Stock in the Glen Burnie Statutory Trust I	155	155
Loans, net of allowance	182,292	172,819
Premises and equipment at cost, net of accumulated depreciation	4,031	4,220
Other real estate owned	50	172
Other assets	9,504	8,810
Total assets	$302,312	$302,252

Liabilities and Stockholders' Equity

Liabilities:
Deposits	$261,674	$256,908
Short-term borrowings	542	6,602
Long-term borrowings	7,200	7,227
Guaranteed preferred beneficial interests in Glen Burnie
Bancorp junior subordinated debentures	5,155	5,155
Other liabilities	1,997	2,413
Total liabilities	$276,568	$278,305

Stockholders' equity:

Common stock, par value $1, authorized 15,000,000 shares; issued and outstanding December 31, 2004 2,041,033;
December 31, 2003 1,689,281 shares	$2,041	$1,689
Surplus	11,169	10,862
Retained earnings	11,774	10,115
Accumulated other comprehensive income, net of tax	760	1,281

Total stockholders' equity	$25,744	$23,947

Total liabilities and stockholders' equity	$302,312	$302,252

Glen Burnie Bancorp and Subsidiaries
Condensed Consolidated Statements of Income
(dollars in thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Interest income on
Loans, including fees	$2,832	$2,843	$11,204	$11,344
U.S. Treasury and U.S. Government agency securities	534	533	2,217	1,973
State and municipal securities	413	470	1,770	1,750
Other	129	109	470	473
Total interest income	3,908	3,955	15,661	15,540

Interest expense on
Deposits	649	709	2,612	3,276
Junior subordinated debentures	137	136	547	546
Long-term borrowings	106	124	429	451
Short-term borrowings	2	1	57	4
Total interest expense	894	970	3,645	4,277

Net interest income	3,014	2,985	12,016	11,263

Provision for credit losses	0	30	340	40

Net interest income after provision for credit losses	3,014	2,955	11,676	11,223

Other income
Service charges on deposit accounts	119	268	899	925
Other fees and commissions	334	170	855	770
Other non-interest income	(1)	4	4	12
Income on life insurance	47	55	202	364
Gains on investment securities	102	49	412	218
Total other income	601	546	2,372	2,289

Other expenses
Salaries and employee benefits	1,661	1,386	6,296	5,821
Occupancy	188	174	684	709
Other expenses	845	817	3,379	3,217
Total other expenses	2,694	2,377	10,359	9,747

Income before income taxes	921	1,124	3,689	3,765

Income tax expense (benefit)	81	275	633	688

Net income	$840	$849	$3,056	$3,077

Net income per share of common stock	$0.41	$0.42	$1.50	$1.52

Weighted-average shares of common stock outstanding	2,041,033	2,019,502	2,031,843	2,026,548